EXHIBIT 8.1

December 3, 2018

First Merchants Corporation
200 East Jackson Street
Muncie, Indiana  47305

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of a proposed transaction whereby MBT Financial Corp., a Michigan corporation (“MBT”), will be merged into First Merchants Corporation, an Indiana corporation (“First Merchants”).

We have based our opinion upon an examination of the Agreement and Plan of Reorganization and Merger dated as of October 9, 2018, by and between First Merchants and MBT (“Merger Agreement”) and the Registration Statement on Form S-4 (“Registration Statement”), as amended through the date hereof, filed by First Merchants in connection with the proposed merger and the representations and warranties First Merchants and MBT have supplied to us as set forth below.  In rendering this opinion, we have assumed that the proposed merger will be consummated in the manner provided for in the Merger Agreement.

I.  FACTS

MBT’s authorized capital stock consists of 50,000,000 shares of common stock, without par value (“MBT Common Stock”), and 1,000,000 shares of nonvoting preferred stock (“MBT Preferred Stock”).  The shares of MBT Common Stock are traded on the NASDAQ Global Select Market.  There are no shares of MBT Preferred Stock issued and outstanding.

First Merchants’ authorized capital stock consists of 100,000,000 shares of common stock, without par value (“First Merchants Common Stock”), and 500,000 shares of preferred stock, without par value (the “First Merchants Preferred Stock”).  The shares of First Merchants Common Stock are traded on the NASDAQ Global Select Market.  There are no shares of First Merchants Preferred Stock issued and outstanding.

The proposed transaction is being undertaken to enhance the combined organization’s capabilities in providing banking and financial services to its customers and to strengthen the competitive position of the combined organization.

First Merchants Corporation
December 3, 2018

Pursuant to the terms of the Merger Agreement, MBT will be merged into First Merchants in accordance with the laws of the State of Indiana and State of Michigan.  First Merchants will acquire all of the assets of MBT and will assume all of the liabilities of MBT by operation of law.  Following the consummation of the merger, the separate corporate existence of MBT will cease and First Merchants will survive the merger.  In the merger, each share of MBT Common Stock will be converted into the right to receive 0.2750 shares of First Merchants Common Stock (“Exchange Ratio”).  Other than cash payment for fractional shares, no consideration other than shares of First Merchants Common Stock will be given to holders of MBT Common Stock in the merger.

No fractional shares of First Merchants Common Stock will be issued in the merger. In lieu of issuing fractional shares, shareholders of MBT who would otherwise be entitled to a fractional share of First Merchants Common Stock shall instead be entitled to receive cash in an amount (rounded to the nearest whole cent) determined by multiplying the fractional share to which the shareholder would otherwise be entitled by the average of the daily closing price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the effective date of the merger.

First Merchants has made the following representations to us:

1.
The facts relating to the contemplated merger of MBT with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are, insofar as such facts pertain to First Merchants, true, correct, and complete in all material respects.  The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana and State of Michigan and (c) the descriptions contained in the Registration Statement.  The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to First Merchants or were provided by First Merchants or its agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of First Merchants, true, correct, and complete in all material respects.

2.
The fair market value of the First Merchants Common Stock to be received by each holder of MBT Common Stock, plus any cash consideration received by such holder in lieu of fractional shares, will be approximately equal to the fair market value of the MBT Common Stock surrendered in the exchange.

3.
First Merchants has no plan or intention to sell or otherwise dispose of any of the assets of MBT acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (“Code”).

First Merchants Corporation
December 3, 2018

4.	Following the merger, First Merchants will continue the historic business of MBT or use a significant portion of MBT’s business assets in a business.

5.
First Merchants and the shareholders of First Merchants will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement.  First Merchants has not agreed to assume, or will assume, any of the expenses of the holders of MBT stock incurred in connection with the transactions contemplated by the Merger Agreement.

6.	There is no intercorporate indebtedness existing between First Merchants and MBT that was issued, acquired or will be settled at a discount.

7.	First Merchants is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

8.	First Merchants is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

9.
Immediately following the Merger, the fair market value of the assets of MBT transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

10.
The payment of cash in lieu of fractional shares of First Merchants Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Merchants of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the holders of MBT Common Stock in lieu of issuing fractional shares of First Merchants Common Stock will not exceed 1% of the total consideration that will be issued in the merger to the holders of MBT Common Stock in exchange for their shares. The fractional share interest of each holder of MBT Common Stock will be aggregated, and no holder of MBT Common Stock will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of First Merchants Common Stock.

11.
None of the compensation to be received by any shareholder-employee of MBT will be separate consideration for, or allocable to, any of their shares of MBT stock.  None of the shares of First Merchants Common Stock to be received by any shareholder-employee of MBT as merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of MBT will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

First Merchants Corporation
December 3, 2018

12.
First Merchants will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law).   First Merchants is not aware of any facts that would cause the merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

13.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

14.
The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between MBT and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

15.	Following the transactions contemplated by the Merger Agreement, First Merchants will comply with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

16.	First Merchants is a corporation within the meaning of section 7701(a)(3) of the Code.

17.
In the merger, no liabilities of the MBT shareholders will be assumed by First Merchants, nor to the best of the knowledge of the management of First Merchants will any shares of MBT Common Stock be subject to any liabilities.

18.	First Merchants does not own, directly or indirectly, more than fifteen percent (15%) of the MBT Common Stock.

MBT has made the following representations to us:

1.
The facts relating to the contemplated merger of MBT with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to MBT, true, correct, and complete in all material respects.  The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana and the State of Michigan and (c) the descriptions contained in the Registration Statement.  The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to MBT or were provided by MBT or their agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of MBT, true, correct, and complete in all material respects.

First Merchants Corporation
December 3, 2018

2.	The liabilities of MBT to be assumed by First Merchants and the liabilities to which the transferred assets will be subject were incurred by MBT in the ordinary course of its business.

3.
MBT and the holders of MBT Common Stock will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement.  MBT has not agreed to assume, or will assume, any of the expenses of holders of MBT Common Stock incurred in connection with the transactions contemplated by the Merger Agreement.

4.	There is no intercorporate indebtedness existing between First Merchants and MBT that was issued, acquired or will be settled at a discount.

5.	MBT is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

6.	MBT is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

7.
Immediately following the Merger, the fair market value of the assets of MBT transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

8.
None of the compensation to be received by any shareholder-employee of MBT will be separate consideration for, or allocable to, any of their shares of MBT Common Stock.  None of the shares of First Merchants Common Stock to be received by any shareholder-employee of MBT as merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of MBT will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

9.	No distribution has been or will be made with respect to the stock of MBT immediately preceding the proposed merger, except for regular, normal distributions.

10.
MBT will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law).

First Merchants Corporation
December 3, 2018

11.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

12.
The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between MBT and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

13.
No MBT shareholder is acting as agent for First Merchants in connection with the transactions contemplated by the Merger Agreement or approval thereof, and First Merchants will not reimburse any holder of MBT Common Stock for shares such holder may have purchased, or for other obligations such holder may have incurred.

14.	MBT is a corporation within the meaning of section 7701(a)(3) of the Code.

II.  OPINION

Based on and subject to the foregoing, it is our opinion that under current law: (i) the merger of MBT into First Merchants Bank in accordance with the terms of the Merger Agreement will constitute a reorganization described in section 368(a) of the Code; and (ii) subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” insofar as it summarizes U.S. federal income tax law, constitutes a fair and accurate summary under current law of the material U.S. federal income tax consequences of the merger in all material respects.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than those set forth above.  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect.  This opinion represents our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis.  Any such change could adversely affect our opinion as stated herein.  We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the United States federal income tax laws.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

First Merchants Corporation
December 3, 2018

We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion.  Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.  No opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Bingham Greenebaum Doll LLP

JEH/TV/RDC